UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 28, 2011
SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-54174	27-3819646

(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210

(Address of Principal Executive Offices)	(Zip Code)
(704) 364-7707
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 28, 2011, the Board of Directors of Swisher Hygiene Inc. (the “Company”) appointed Harris W. Hudson and William D. Pruitt as directors of the Company to fill the vacancies created upon the resignations of James O’Connor and Ramon A. Rodriguez, as described below.  Mr. Hudson will serve as Chairman of the Compensation Committee. Mr. Pruitt will serve as Chairman of the Audit Committee and as a member of the Compensation Committee. Messrs. Hudson and Pruitt will receive the same compensation as other non-employee directors of the Company, including an initial grant of $25,000 of restricted stock units upon their appointment to the Board of Directors. The restricted stock units are granted under the Company’s 2010 Stock Incentive Plan, which plan is subject to stockholder approval. There are no transactions with Messrs. Hudson or Pruitt that would require disclosure under Item 404(a) of Regulation SK.
Effective January 28, 2011, James O’Connor resigned from his positions as a director and Chairman of the Compensation Committee of the Company. Effective January 28, 2011, Ramon A. Rodriguez resigned from his positions as a director, Chairman of the Audit Committee, and member of the Compensation Committee of the Company.  Messrs. O’Connor and Rodriguez had no disagreements with the Company on any matter relating to the Company’s operations, policies, or practices. Both individuals tendered their resignations in light of potential growth strategies currently under consideration by the Company.
A copy of the press release announcing the appointments and resignations of directors is attached to this report as Exhibit 99.1 and is incorporated in this report by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
     99.1 Press release, dated January 28, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2011	SWISHER HYGIENE INC.
	By:	/s/ Steven Berrard
Steven Berrard
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release, dated January 28, 2011.

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